Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SiTime Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share, SiTime Corporation 2019 Stock Incentive Plan	Other(2)	624,742	$199.11(2)	$124,389,255.91	$0.0000927	$11,530.88
Total Offering Amounts					$124,389,255.91		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$11,530.88

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or become issuable under the SiTime Corporation 2019 Stock Incentive Plan in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based upon $199.11, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on January 28, 2022.